Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 22, 2008, with respect to the consolidated financial statements of SP Newsprint Co. and Subsidiaries incorporated by reference in Media General, Inc.’s Annual Report (Form 10-K) for the year ended December 27, 2009, filed with the Securities and Exchange Commission, incorporated by reference in the Registration Statement (Form S-4 No. 333-XXXX) and the related Prospectus of Media General, Inc. for the registration of $300,000,000 of its 11 ¾% Senior Secured Notes.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 3, 2010